Press Release

Gamestate Announces Name Change and Symbol Change

VANCOUVER, British Columbia, Sept. 15, 2004 -- Quest Oil Corporation (formerly known as Gamestate Entertainment) (OTC BB:GMSE.OB) announced that the company has changed its name to Quest Oil Corporation, a name which is more in line with the company's future operational business prospects. Additionally, Quests' stock symbol has changed today from "GMSE'' to "QOIL''.

Recently, Quest Oil (OTC BB:QOIL.OB) entered into an acquisition with Grey Creek Petroleum (Grey Creek), Vancouver, B.C. for all of the Grey Creek capital stock, including rights and interests to the Application Petroleum Prospectors Licenses (APPL) it now holds in Papua New Guinea.

Disclaimer: The Company relies upon the safe Harbor Laws of 1993, 1934, and 1995 for all public news releases. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcement.

Contact:
Quest Oil Corporation
Cameron King MBA
(866) 264-7668
www.questoil.com